Exhibit 99.1

Scientific Learning Reports Fourth Quarter Results

Revenue Increases 10% and EPS Rises 40% to $0.07

OAKLAND, Calif.--(BUSINESS WIRE)--February 26, 2009--Scientific Learning Corporation (NASDAQ:SCIL) today announced financial results for the fourth quarter and fiscal year periods ended December 31, 2008.

Fourth Quarter Results (2008 vs. 2007):

  Total revenues increased 10% to $12.5 million compared to $11.3 million;
  Gross profit increased 12% to $9.6 million, or 76.5% of total revenues, compared to $8.6 million, or 75.7% of total revenues;
  Operating income increased to $1.1 million compared to an operating loss of $611,000;
  Net income increased 36% to $1.2 million compared to $877,000; and
  Diluted earnings per share increased 40% to $0.07 compared to $0.05.

Andy Myers, Chief Executive Officer stated, “The serious budget constraints faced by many school districts as a result of the recession led to a modest decrease in our fourth quarter booked sales, but we were still able to grow total revenues by 10% in the quarter and substantially improve our operating income. While public school districts continue to face significant financial challenges, we believe that the federal stimulus package gives us reason to be cautiously optimistic in 2009. The economic recovery plan includes substantial increases in Title I and IDEA, the types of education funding frequently used in the purchase of our programs. We also believe our new web-hosted and direct-to-consumer offerings will give us access to new demand and help us drive long-term growth.”

Operating Results

Total revenue increased 10% to $12.5 million in the fourth quarter of 2008 compared to $11.3 million in the fourth quarter of 2007. Product revenue increased 3% to $7.3 million and service and support revenue increased 23% to $5.2 million. The increase in service and support revenue was primarily due to a higher number of schools on support, more services delivered, and higher revenue for the Reading Progress Indicator.

Gross profit increased 12% to $9.6 million, or 76.5% of total revenue, in the fourth quarter of 2008 compared to $8.6 million, or 75.7% of total revenue, in the fourth quarter of 2007. The increase in the gross margin as a percentage of total revenue was primarily the result of significant profit enhancements made in services and support. Product gross margin declined to 93.3% from 94.1%, while service and support gross margin increased to 53.0% from 44.9%. Product margins were negatively impacted from the incremental amortization expense from the Soliloquy acquisition in January 2008. Service and support margins improved because a larger proportion of these revenues arose from support and Progress Tracker, which have higher margins than training and implementation services.

Total operating expenses decreased 8% to $8.4 million in the fourth quarter of 2008 compared to $9.2 million in the fourth quarter of 2007. Sales and marketing expenses decreased 16% to $5.1 million and general and administrative expenses decreased 21% to $1.5 million. Partially offsetting these decreases was an increase in research and development to $1.7 million from $1.1 million. This was mostly due to increased development personnel costs stemming from the Soliloquy acquisition.

Operating income increased to $1.1 million, or 9.2% of total revenue, in the fourth quarter of 2008 compared to an operating loss of $611,000 in the fourth quarter of 2007. The income tax provision in the fourth quarter of 2008 was $41,000 compared to an income tax benefit of $1.1 million in the fourth quarter of 2007. Net income increased 36% to $1.2 million, or $0.07 per diluted share, in the fourth quarter of 2008 compared to $877,000, or $0.05 per diluted share, in the fourth quarter of 2007.

Selected Balance Sheet Information

As of December 31, 2008, cash and cash equivalents were $7.6 million compared to $6.1 million at September 30, 2008 and $21.2 million at December 31, 2007. The year-over-year decrease is primarily attributable to the Soliloquy acquisition in January 2008. Net accounts receivable were $7.7 million at December 31, 2008 compared to $11.0 million at September 30, 2008 and $6.2 million at December 31, 2007.

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, February 26, 2009 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. Investors and analysts interested in participating in the call are invited to dial 888-708-5710 (domestic) or 913-312-0652 (international) approximately 10 minutes prior to the start of the call. The conference call will be available live on the Investor Information portion of the Company’s website at http://www.scilearn.com/investorinfo. A replay of this teleconference will be made available on the Scientific Learning website approximately two hours following the conclusion of the call. To hear the replay by phone, please call 888-203-1112 (domestic) and 719-457-0820 international and enter the replay passcode: 1805944.

About Scientific Learning Corporation

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. Scientific Learning's Reading AssistantTM combines advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit www.scientificlearning.com or call toll-free 888-452-7323.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to the Company’s future financial results, future growth, planned product launches, and positioning for the future. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including the recent adverse events in the general economy and in the financial and credit markets); availability of funding to purchase the Company's products and generally available to schools; unexpected challenges in product development; the acceptance of new products and product changes; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10Q for the third quarter of 2008 (Part II, Item 1A, Risk Factors), filed November 7, 2008. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
Unaudited

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

Revenues:
Products	$7,292	$7,088	$28,301	$31,023
Service and support	5,201	4,225	19,453	15,030
Total revenues	12,493	11,313	47,754	46,053

Cost of revenues:
Cost of products	492	421	2,178	1,680
Cost of service and support	2,442	2,326	9,721	8,539
Total cost of revenues	2,934	2,747	11,899	10,219

Gross profit	9,559	8,566	35,855	35,834

Operating expenses:
Sales and marketing	5,126	6,123	23,587	24,868
Research and development	1,749	1,114	7,016	4,500
General and administrative	1,537	1,940	7,883	7,660

Total operating expenses	8,412	9,177	38,486	37,028

Operating income (loss)	1,147	(611)	(2,631)	(1,194)

Other income from related party	-	61	150	247
Interest and other income	91	318	414	1,019

Net income (loss) before income tax	1,238	(232)	(2,067)	72
Income tax provision (benefit)	41	(1,109)	1,248	(1,082)
Net income (loss)	$1,197	$877	$(3,315)	$1,154

Basic net income (loss) per share:	$0.07	$0.05	$(0.19)	$0.07
Shares used in computing basic net income (loss) per share	17,639	17,288	17,488	17,161
Diluted net income (loss) per share:	$0.07	$0.05	$(0.19)	$0.06
Shares used in computing diluted net income (loss) per share	18,210	18,327	17,488	18,297

SCIENTIFIC LEARNING CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)
Unaudited

	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$7,550	$21,179
Accounts receivable, net	7,717	6,155
Deferred income taxes	-	1,191
Prepaid expenses and other current assets	1,341	1,291

Total current assets	16,608	29,816
Property and equipment, net	1,552	1,742
Loan to JTT Holdings	-	1,000
Deferred acquisition costs	-	319
Goodwill	4,568	-
Other intangible assets, net	6,424	-
Other assets	1,108	926

Total assets	$30,260	$33,803

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$674	$716
Accrued liabilities	3,964	3,859
Deferred revenue	15,521	17,379

Total current liabilities	20,159	21,954
Deferred revenue, long-term	4,431	5,576
Other liabilities	625	453

Total liabilities	25,215	27,983

Stockholders' equity :
Common stock and additional paid in capital	85,098	82,558
Accumulated deficit	(80,053)	(76,738)

Total stockholders' equity:	5,045	5,820

Total liabilities and stockholders' equity	$30,260	$33,803

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Twelve months ended December 31,		Three months ended December 31,
	2008	2007	2008	2007

Operating Activities:
Net income (loss)	$(3,315)	$1,154	$1,197	$877
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,266	313	334	86
Stock based compensation	1,997	2,463	379	826
Increase (decrease) in deferred tax asset valuation allowance	1,191	(1,191)	-	(1,191)
Changes in operating assets and liabilities:
Accounts receivable	(1,293)	943	3,287	3,624
Prepaid expenses and other current assets	(29)	(320)	135	148
Other assets	(182)	(17)	(65)	(11)
Accounts payable	(259)	109	185	322
Accrued liabilities	(170)	(1,230)	(852)	(774)
Deferred revenue	(3,113)	3,796	(3,159)	(1,320)
Other liabilities	172	42	44	10

Net cash provided by (used in) operating activities	(3,735)	6,062	1,485	2,597

Investing Activities:
Purchases of property and equipment, net	(304)	(1,114)	(98)	(123)
Purchase of Soliloquy	(10,133)	-	-	-
Loan to JTT Holdings	-	(1,000)	-	(1,000)
Deferred acquisition costs	-	(319)	-	(319)

Net cash provided used in investing activities	(10,437)	(2,433)	(98)	(1,442)

Financing Activities:
Proceeds from issuance of common stock, net	543	1,186	92	147

Net cash provided by financing activities	543	1,186	92	147

Increase (decrease) in cash and cash equivalents	(13,629)	4,815	1,479	1,302

Cash and cash equivalents at beginning of period	21,179	16,364	6,071	19,877

Cash and cash equivalents at end of period	$7,550	$21,179	$7,550	$21,179

Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands
	Fourth Quarter		Yearly
	2008	2007	2008	2007

Booked Sales	$9,476	$9,994	$45,084	$49,849
Less Revenue	12,493	11,313	47,754	46,053
Other adjustments	142		333
Net (Decrease) increase in current and long-term deferred	$(3,159)	$(1,320)	$(3,003)	$3,796

Beginning balance in current and long-term deferred	23,111	24,275	22,955	19,159
Ending balance in current and long-term deferred	$19,952	$22,955	$19,952	$22,955

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

Reconciliation of Net Income to EBITDAS

$s in thousands
	Fourth Quarter		Yearly
	2008	2007	2008	2007

Net Income (Loss)	$1,197	$877	$(3,315)	$1,154
Adjustments to reconcile to EBITDAS:
Income Tax provision	41	(1,109)	1,248	(1,082)
Interest Expense (income)	(14)	(245)	(114)	(680)
Depreciation	136	86	500	313
Amortization	198	-	766	-
Stock compensation expense	379	826	1,997	2,463
Adjusted EBITDAS	$1,937	$435	$1,082	$2,168

Earnings before interest, taxes, depreciation, amortization and stock compensation expense (EBITDAS) is a non-GAAP financial measure we believe to be a useful measure of the resources available to the company in the current period. We also believe that EBITDAS will be useful in allowing investors to compare our performance with that of other companies. The table above shows a reconciliation of EBITDAS to Net Income, the closest GAAP measure.

Non-Cash Charges

$s in thousands	Fourth Quarter			Year
	2008			2008
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	124	0	124	484	0	484
Cost of Service and Support	35	49	84	137	200	337
Operating Expenses	174	330	504	645	1,797	2442
Total	$334	$379	$713	$1,266	$1,997	$3,263

$s in thousands	Fourth Quarter			Year
	2007			2007
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	0	0	0	0	0	0
Cost of Service and Support	18	68	86	73	216	289
Operating Expenses	68	758	826	240	2247	2487
Total	$86	$826	$912	$313	$2,463	$2,776

CONTACT:
Scientific Learning Corporation
Jessica Lindl, 510-625-6784 (Media)
Vice President of Marketing
jlindl@scilearn.com
Bob Feller, 510-625-2281 (Investors)
Chief Financial Officer
investorrelations@scilearn.com